Exhibit 12.1
National City Corporation
Computation of Ratio of Earnings to Fixed Charges (Unaudited)

	For the Nine Months
	Ended September 30			Year Ended December 31
(Dollars in Millions)	2008	2007		2007		2006		2005		2004		2003

COMPUTATION EXCLUDING PREFERRED STOCK DIVIDENDS:
(Loss) income before income tax expense	$(5,094)	$930		$371		$3,423		$2,965		$4,078		$3,237
Interest on nondeposit interest bearing liabilities	934	1,320		1,799		1,910		1,431		697		738
Portion of rental expense deemed representative of interest	41	39		52		54		60		41		37

Total (loss) income for computation excluding interest on deposits	(4,119)	2,289		2,222		5,387		4,456		4,816		4,012
Interest on deposits	1,823	2,197		2,991		2,420		1,605		896		892

Total (loss) income for computation including interest on deposits	$(2,296)	$4,486		$5,213		$7,807		$6,061		$5,712		$4,904

Fixed charges excluding interest on deposits	$975	$1,359		$1,851		$1,964		$1,491		$738		$775

Fixed charges including interest on deposits	$2,798	$3,556		$4,842		$4,384		$3,096		$1,634		$1,667

Ratio excluding interest on deposits	— (a)	1.68	x	1.20	x	2.74	x	2.99	x	6.53	x	5.18	x
Ratio including interest on deposits	— (a)	1.26	x	1.08	x	1.78	x	1.96	x	3.50	x	2.94	x
COMPUTATION INCLUDING PREFERRED STOCK DIVIDENDS:
Total (loss) income for computation excluding interest on deposits	$(4,119)	$2,289		$2,222		$5,387		$4,456		$4,816		$4,012

Total (loss) income for computation including interest on deposits	$(2,296)	$4,486		$5,213		$7,807		$6,061		$5,712		$4,904

Fixed charges excluding interest on deposits and preferred stock dividends	$975	$1,359		$1,851		$1,964		$1,491		$738		$775
Pretax preferred stock dividends	36	10		11		14		18		11		—

Fixed charges including preferred stock dividends, excluding interest on deposits	1,011	1,369		1,862		1,978		1,509		749		775
Interest on deposits	1,823	2,197		2,991		2,420		1,605		896		892

Fixed charges including interest on deposits and preferred stock dividends	$2,834	$3,566		$4,853		$4,398		$3,114		$1,645		$1,667

Ratio excluding interest on deposits	— (b)	1.67	x	1.19	x	2.72	x	2.95	x	6.43	x	5.18	x
Ratio including interest on deposits	— (b)	1.26	x	1.07	x	1.78	x	1.95	x	3.47	x	2.94	x
COMPONENTS OF FIXED CHARGES:
Interest:
Interest on deposits	$1,823	$2,197		$2,991		$2,420		$1,605		$896		$892
Interest on nondeposit interest bearing liabilities	934	1,320		1,799		1,910		1,431		697		738

Total interest charges	$2,757	$3,517		$4,790		$4,330		$3,036		$1,593		$1,630

Rental Expense:
Rental expense	$124	$117		$159		$163		$179		$123		$112
Portion of rental expense deemed representative of interest	41	39		52		54		60		41		37
Preferred Stock Charge:
Preferred stock dividends	36	7		9		9		12		7		—
Pretax preferred dividends	36	10		11		14		18		11		—

(a)	Earnings are inadequate to cover fixed charges by $5.1 billion.

(b)	Earnings are inadequate to cover fixed charges and preferred dividends by $5.1 billion.